                                                                   Exhibit 23.3



                          CONSENT OF SPENCER BROWNE



        The undersigned, a nominee for director of Mego Mortgage Corporation, a Delaware corporation (the "Company"), hereby (i) consents to being nominated for the position of director of the Company and agrees to serve as such if appointed or elected, and (ii) consents to being named as a prospective director and/or director nominee in the Company's Registration Statements on Form S-1 relating to the Company's initial public offering of its Common Stock and Senior Subordinated Notes due 2001, and in the Prospectuses contained therein proposed to be circulated in connection with such offering, and all amendments thereto.


Executed this 29th day of October, 1996.



                                                /s/ Spencer Browne
                                                Spencer Browne

                        CONSENT OF JEREMY WIESEN

        The undersigned, a nominee for director of Mego Mortgage Corporation, a Delaware corporation (the "Company"), hereby (i) consents to being nominated for the position of director of the Company and agrees to serve as such if appointed or elected, and (ii) consents to being named as a prospective director and/or director nominee in the Company's Registration Statements on Form S-1 relating to the Company's initial public offering of its Common Stock and Senior Subordinated Notes due 2001, and in the Prospectuses contained therein proposed to be circulated in connection with such offering, and all amendments thereto.



Executed this 25th day of October, 1996.


                                                /s/ Jeremy Wiesen
                                                Jeremy Wiesen